EXHIBIT 3.1.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PFSWEB, INC.
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is PFSweb, Inc.
          2. The certificate of incorporation of the corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph the following new paragraph:
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 76,000,000 shares, divided into two classes as follows: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”); and (ii) 75,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).
          3. The amendment of the certificate of incorporation herein certified has been duly adopted and approved by a majority of the outstanding stock of the corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Dated: January 25, 2006

PFSWEB, INC.

By:	/s/ Mark C. Layton

	Name:	Mark C. Layton
	Title:	Chief Executive Officer